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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Babbitt                          Richard                G.
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   (Last)                           (First)             (Middle)

                      7068 Koll Center Parkways, Suite 401
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                                    (Street)

  Pleasanton,                      California            94566
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                          Lipid Sciences, Inc. (LIPD)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                  January 28, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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                                                                          (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)         Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                 9.
                                                                                                 Number    10.
                                                                                                 of        Owner-
                                                                                                 deriv-    ship
                                                                                                 ative     Form
             2.                                                                                  Secur-    of
             Conver-                   5.                              7.                        ities     Deriv-   11.
             sion                      Number of                       Title and Amount          Bene-     ative    Nature
             or                        Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      Code V    (A)     (D)  cisable  Date     Title     Shares  5)      4)        4)       4)
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Stock        $3.50/  1/28/03  A         300,000       (1)     1/28/13  Common    300,000         300,000   D
Option       Share                                                     Stock
(right to
buy)
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Explanation of Responses:

(1) The option with respect to 1/3 of the shares has already vested, and it vests with respect to 1/3 of the shares on each of January 28, 2004 and January 28, 2005.

Lipid Sciences, Inc.

/s/ Richard G. Babbitt                                      January 30, 2003
---------------------------------------------            -----------------------
Name:  Richard G. Babbitt                                         Date
Title: Director and Chairman of the Board
      **Signature of Reporting Person

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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